Exhibit 99.1

NORFOLK COMMERCE SPE, LLC

* * * * *

CONSOLIDATED FINANCIAL STATEMENTS AND INDEPENDENT

AUDITOR’S REPORT AS OF AND FOR THE YEARS ENDED DECEMBER

31, 2025 AND 2024

NORFOLK COMMERCE SPE, LLC

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

TABLE OF CONTENTS

Page(s)
Independent Auditor’s report	1-2
Financial Statements
Consolidated Statements of Financial Condition	3
Consolidated Statements of Operations	4
Consolidated Statements of Changes in Members' Equity	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7-11

Independent Auditor's Report

To Management

Norfolk Commerce SPE, LLC

Opinion

We have audited the consolidated financial statements of Norfolk Commerce SPE, LLC, which comprise the consolidated statement of financial condition as of December 31, 2025, and the related consolidated statements of operations, changes in members' equity, and cash flows for the year then ended and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Norfolk Commerce SPE LLC as of December 31, 2025, and the results of their operations, and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America ("GAAS"). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of Norfolk Commerce SPE, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter - Prior Year Financial Statements

The consolidated financial statements of Norfolk Commerce SPE, LLC for the year ended December 31, 2024 were audited by another auditor who expressed an unmodified opinion on those statements on April 30, 2025.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Norfolk Commerce SPE LLC's ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Norfolk Commerce SPE LLC's internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Norfolk Commerce SPE LLC's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ CohnReznick LLP

Bethesda, Maryland
April 29, 2026

NORFOLK COMMERCE SPE, LLC

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2025 AND DECEMBER 31, 2024

ASSETS

	December 31, 2025	December 31, 2024
Real Estate Property:
Land	$5,235,000	$5,235,000
Building and Improvements	26,791,906	26,791,906
Tenant Improvements	1,890,264	858,297
Equipment	2,936,106	2,881,644
Total Real Estate Property	36,853,276	35,766,847

Less: Accumulated Depreciation & Amortization	(5,527,370)	(3,918,402)

Net Real Estate Property	31,325,906	31,848,445

Cash and Cash Equivalents	714,367	1,269,477
Restricted Cash	444,271	58,402
Accounts Receivable - Tenants	45,677	48,598
Prepaid Expenses and Other Assets	53,776	30,781
Deferred Rent	838,346	234,109
Brokerage Commissions, net of accumulated amortization of $40,018	303,267	-

Total Assets	$33,725,610	$33,489,812

LIABILITIES & MEMBER'S EQUITY

Liabilities:
Mortgage Payable
(Net of Debt Issuance Cost of $465,537 & $339,536 and Accumulated Amortization of $33,253 and $189,915 at December 31, 2025 and 2024)	$23,567,326	$22,756,380
Accounts Payable and Accrued Expenses	216,660	140,583
Security Deposits - Tenants	182,414	179,110
Deferred Revenue	142,435	102,235
Due to Related Party	1,500	1,500

Total Liabilities	24,110,335	23,179,808

Members' Equity	9,615,275	10,310,004

Total Liabilities & Member's Equity	$33,725,610	$33,489,812

The accompanying notes are an integral part of these financial statements.

NORFOLK COMMERCE SPE, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
Revenue:
Rental Income	$3,986,468	$3,252,483

Total Revenue	3,986,468	3,252,483

Expenses:
Operating Expenses	1,132,759	1,347,753
Property Taxes	393,486	415,297
Depreciation and Amortization	1,648,984	1,481,765

Total Operating Expenses	3,175,229	3,244,815

Operating Income	811,239	7,668

Other Income/(Expenses):
Interest Income	14,704	35,315
Interest and Debt Expenses	(1,399,005)	(941,427)
Loss on Extinguishment of Debt	(121,667)

Total Other Income/(Expenses)	(1,505,968)	(906,112)

Net Loss	$(694,729)	$(898,444)

The accompanying notes are an integral part of these financial statements.

NORFOLK COMMERCE SPE, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Managing Member	Members	Total
Members' Equity, January 1, 2024	$1,152,051	$10,368,455	$11,520,506
Capital Contributions	-	-	-
Capital Distributions	(31,206)	(280,852)	(312,058)
Net Income/(Loss), December 31, 2024	(89,844)	(808,600)	(898,444)
Members' Equity, December 31, 2024	$1,031,001	$9,279,003	$10,310,004

Members' Equity, January 1, 2025	$1,031,001	$9,279,003	$10,310,004
Capital Contributions	-	-	-
Capital Distributions	-	-	-
Net Income/(Loss), December 31, 2025	(69,473)	(625,256)	(694,729)

Members' Equity, December 31, 2025	$961,528	$8,653,747	$9,615,275

The accompanying notes are an integral part of these financial statements.

NORFOLK COMMERCE SPE, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
Cash Flows from Operating Activities:
Net Income (Loss)	$(694,729)	$(898,444)

Depreciation & Amortization	1,648,984	1,481,765
Amortization of Debt Issuance Cost	66,815	67,907
Loss on Extinguishment of Debt	121,667	-

Changes in Assets & Liabilities
Accounts Receivable - Tenants	2,921	28,542
Prepaid Expenses and Other Assets	(22,995)	7,267
Deferred Rent	(604,237)	(115,360)
Accounts Payable and Accrued Expenses	76,077	15,435
Security Deposits - Tenants	3,304	4,349
Deferred Revenue	40,200	36,922
Net Cash provided by Operating Activities	638,009	628,383

Cash Flows From Investing Activities:
Purchase of Fixed Assets	(1,086,429)	(858,297)
Brokerage Commissions Paid	(343,283)
Net Cash Used in Investing Activities	(1,429,712)	(858,297)

Cash Flow From Financing Activities:
Capital Distributions	-	(312,058)
Mortgage Proceeeds	24,000,000	-
Mortgage Repayments	(22,912,000)
Debt Issuance Costs Paid	(465,538)
Net Cash Used in Financing Activities	622,462	(312,058)

Net decrease in cash, cash equivalents and restricted cash	(169,241)	(541,972)

Cash, cash equivalents and restricted cash, beginning of year	1,327,879	1,869,851

Cash, cash equivalents and restricted cash, end of year	$1,158,638	$1,327,879

Cash, cash equivalents and restricted cash reported in the statements of financial condition:
Cash and cash equivalents	$714,367	$1,269,477
Restricted Cash	444,271	58,402
Total cash, cash equivalents and restricted cash reported in the statements of cash flows	$1,158,638	$1,327,879
Supplemtal information:
Cash paid for interest	$1,258,910	$873,520

The accompanying notes are an integral part of these financial statements.

NORFOLK COMMERCE SPE, LLC

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

1)	ORGANIZATION AND NATURE OF BUSINESS:

Norfolk Commerce SPE LLC (the Company) was formed as a limited liability company in Delaware on March 10, 2022. Shortly after, on April 14, 2022, the Company acquired three commercial buildings (the Properties) in Norfolk, Virginia, through three wholly owned subsidiaries. The Properties were constructed between 1983 and 1990 and provide a total of 262,000 square feet: 203,000 square feet dedicated to office space and 59,000 square feet for warehouse use. The Properties are managed by Heritage Capital Management LLC, an affiliated management company (Note 5). The Company shall continue in perpetuity until the liquidation and dissolution of the Company pursuant to its limited liability agreement.

2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a)            Basis of Presentation - The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies, if any, at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

b)            Principles of Consolidation – The consolidated financial statements include the accounts of Norfolk Commerce SPE LLC and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

c)            Cash and Cash Equivalents - The Company considers all highly liquid, short- term investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

d)            Accounts Receivable - Tenants - Accounts receivable consists of rent due from tenants. The Company maintains an allowance for doubtful accounts for estimated losses from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. As of December 31, 2025 and 2024, respectively, the allowance for doubtful accounts is $0. The Company maintains allowances for credit losses. These allowances reflect the Company's estimate of the amount of receivables that they will be unable to collect based upon historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. The estimate could require change based upon changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowances.

e)            Revenue Recognition - Rental revenue includes base rents as well as certain tenant reimbursements (such as property taxes and maintenance costs). In accordance with ASC 842, Leases, base rental revenue is recognized on a straight-line basis over lease terms (Note 7). Reimbursement revenue is earned in the same period as the expenses are incurred. Advanced rent is classified as deferred revenue on the statement of financial condition, until it is earned over the leas term. Additional rents provided for in the leases, primarily reimbursements of certain property operating costs, are non-lease components that are not the predominant activity within the contract. The Company combines certain lease and non-lease components of its operating lease. Non-lease components are recognized together with fixed base rent within rental income in the statement of operations, as variable lease income is recognized in the same period as the related expenses are incurred. During 2025 and 2024, variable income from non-lease components included in rental income totaled $417,772 and $482,805, respectively.

f)            Depreciation and Amortization - Land, building and building improvements, and equipment (Rental Properties) are carried at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major additions and improvements are capitalized. Depreciation is computed on the straight-line method at rates adequate to allocate the cost of the assets over their expected useful lives, which ranges from 5 to 39 years. Tenant improvements are amortized over the shorter of the lease term or their expected useful life.

g)            Impairment of Rental Properties - In accordance with ASC 360, Impairment or Disposal of Long-Lived Assets, rental properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the rental property’s carrying amount over its undiscounted cash flows and the terminal value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. Based on such assessment, no impairments of the Properties were identified for the years ended December 31, 2025 and 2024.

h)            Debt Issuance Costs - Debt issuance costs related to the mortgage payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of mortgage payable liability and are amortized over the term of the loan agreement (Note 5). Amortization of $66,815 and $67,907 for the years ended December 31, 2025 and 2024, respectively.

i)            Brokerage Commissions - Costs to lease the rental property are capitalized and amortized over the terms of the related leases. Amortization expense for the years ended December 31, 2025 and 2024 are $40,018 and $0, respectively. Accumulated amortization at December 31, 2025 and 2024 are $40,018 and $0, respectively. At December 31, 2025, future amortization of brokerage commissions is as follows:

Year Ending December 31,	Amount
2026	$62,014
2027	62,014
2028	60,821
2029	53,512
2030	43,736
Thereafter	21,170
Total	$303,267

j)            Income Taxes - The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its members on their respective income tax returns. Accordingly, these financial statements do not reflect a provision for federal and state income taxes. The Company files information returns as required with the Internal Revenue Service and other taxing authorities. The Company follows the guidance in ASC 740, Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3)	RESTRICTED CASH:

Restricted cash includes utility and escrow deposits. Per the mortgage agreement (Note 4), an escrow account held by the lender collects funds for property taxes, insurance, and various reserves (replacement, repairs, interest).

4)	MORTGAGE PAYABLE:

On April 14, 2022, The Company obtained a $22,912,000 mortgage from Eagle Bank to purchase the properties. The mortgage was interest-only with the principal due at maturity. The loan was secured by the properties and was to mature on April 14, 2027. The interest rate was 3.75% until April 14, 2025, when it becomes equal to the Month Term Secured Overnight Financing Rate (SOFT) plus a 3.5% margin. In July 2025, The Company secured a $24,000,000 loan with RGA Reinsurance Company and repaid the loan from Eagle Bank. The new loan bears annual interest at a fixed rate of 6.17%. Monthly interest-only payments are required from September 2025 through August 2028. From September 2028 through July 2032, monthly payments of principal and interest are due in the amount of $146,526. The remaining balance is due in full on August 1, 2032, the loan’s maturity date. In connection with the refinance, The Company paid $465,538 in lender and third-party fees. Interest expense for the years ended December 31, 2025 and 2024 were $1,332,190 and $873,520, respectively. The Company is in compliance with all the covenants.

Year Ending December 31,	Amount
2026	$-
2027	-
2028	93,218
2029	291,408
2030	309,905
Thereafter	23,305,469
Total	$24,000,000

5)	RELATED PARTY TRANSACTIONS:

The Company has entered into the following transactions with related parties for the years ended December 31, 2025 and 2024:

	Related Party	Nature of Relationship	Description of Service	Computation Mechanism	2025 Amount	2024 Amount	2025 Amount Payable	2024 Amount Payable
1	Heritage Norfolk, LLC	Managing member	Asset Management fee is included in Operating expenses	1% of rental receipts of the property	$ 34,217	$ 30,684	$ 34,217	$ 31,825
2	Heritage Capital Mangement LLC	Affiliate/Property Manager	Property Management fee is included in Operating expenses	3% of rental receipts of the property	$ 102,650	$ 95,474	$ 26,608	$ 24,212

6)	CONCENTRATIONS OF RISK:

The Company maintains its cash balances at various financial institutions. At December 31, 2025, the balances were in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limits. The Company’s operations are concentrated in one region, which exposes the Company to potential losses and unforeseen economic conditions that could have an adverse effect on its operations.

7)	LEASE AGREEMENTS:

As of December 31, 2025, the Company held 24 non-cancelable operating leases, which expire on various dates from March 2026 through May 2035, and provide for monthly payments plus reimbursements of certain operating costs.

In accordance with ASC 842, Leases, total expected rental income is recognized over the lease terms on a straight-line basis. At December 31, 2025 and 2024, the deferred rent asset of $838,346 and $234,109, respectively, represents the excess of recognized rental income over actual rent collected.

The following is a summary of minimum future base rentals under the non-cancellable operating leases as of December 31, 2025:

Year Ending December 31,	Amount
2026	$3,786,466
2027	3,409,341
2028	3,402,043
2029	2,900,721
2030	2,335,308
Thereafter	2,040,700
Total	$17,874,579

The preceding minimum future rentals do not include other charges for reimbursement of operating costs.

8)	COMMITMENTS AND CONTINGENCIES:

The Company has commercial general liability coverage on the Properties, with limits of liability customary within the industry. The Company believes the coverage is adequate given the relative risk of loss and the cost of the coverage.

9)	MEMBERS’ EQUITY:

Capital Contribution and Withdrawals - Each member of the company has contributed capital to the Company and thereafter may make additional capital contributions to the Company in accordance with the terms of the Limited Liability Agreement. Without limitation, no member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such member’s capital account. No member shall be entitled to withdraw from the Company.

Profit and Loss Sharing - At least quarterly, or otherwise at such other times as the Manager determines with Willow Wealth’s approval, all available cash shall be distributed to the members in accordance with the limited liability company agreement. Allocations of profits or losses are allocated among the members in a manner such that the capital account of each member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their gross asset value, all company liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted gross asset value of the asset securing such liability), and the net assets of the company were distributed to the members immediately after making such allocation; provided, however, that in calculating such target capital account amounts there shall be added back to each member’s capital account its share of partnership minimum gain, if any, and partner nonrecourse debt minimum gain, if any.

10)	SUBSEQUENT EVENTS:

The Company has evaluated subsequent events through April 29, 2026, the date these financial statements were available to be issued and has determined that there are no subsequent events.